CALCULATION OF REGISTRATION FEE

	Maximum Aggregate	Amount of Registration
Title of Each Class of Securities Offered	Offering Price	Fee

Performance Leveraged Upside Securities due 2020	$1,000,000	$100.70

September 2016

Pricing Supplement No. 1,062

Registration Statement Nos. 333-200365; 333-200365-12

Dated September 16, 2016

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Opportunities in U.S. Equities

Buffered PLUS Based on the iShares® U.S. Real Estate ETF due September 21, 2020

Buffered Performance Leveraged Upside SecuritiesSM with Downside Factor

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

The Buffered PLUS are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The Buffered PLUS will pay no interest, do not guarantee any return of principal and have the terms described in the accompanying product supplement for PLUS and prospectus, as supplemented or modified by this document.  At maturity, if the underlying shares have appreciated in value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying shares, subject to the maximum payment at maturity.  If the underlying shares have depreciated in value, but the underlying shares have not declined by more than the specified buffer amount, the Buffered PLUS will redeem for par.  However, if the underlying shares have declined by more than the buffer amount, investors will lose 1.25% for every 1% decline beyond the specified buffer amount.  There is no minimum payment at maturity on the Buffered PLUS.  Accordingly, you could lose your entire initial investment.  The Buffered PLUS are for investors who seek an equity fund-based return and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the leverage and buffer features that in each case apply to a limited range of performance of the underlying shares.  The Buffered PLUS are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk.  If we default on our obligations, you could lose some or all of your investment.  These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

FINAL TERMS
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Maturity date:	September 21, 2020
Underlying shares:	Shares of the iShares® U.S. Real Estate ETF (the “Fund”)
Aggregate principal amount:	$1,000,000
Payment at maturity per Buffered PLUS:	▪ If the final share price is greater than the initial share price: $1,000 + leveraged upside payment In no event will the payment at maturity exceed the maximum payment at maturity.
▪ If the final share price is less than or equal to the initial share price but has decreased from the initial share price by an amount less than or equal to the buffer amount of 20%: $1,000
▪ If the final share price is less than the initial share price and has decreased from the initial share price by an amount greater than the buffer amount of 20%:
$1,000 + [$1,000 x (share return + 20%) x downside factor]
Under these circumstances, the payment at maturity will be less than the stated principal amount of $1,000 and could be zero.
Share return:	(final share price – initial share price) / initial share price
Downside factor:	1.25
Leveraged upside payment:	$1,000 x leverage factor x share return
Initial share price:	$79.38, which is the closing price of one underlying share on the pricing date
Final share price:	The closing price of one underlying share on the valuation date times the adjustment factor on such date
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying shares
Valuation date:	September 16, 2020, subject to postponement for non-trading days and certain market disruption events
Leverage factor:	375%
Buffer amount:	20%. As a result of the buffer amount of 20%, the value at or above which the underlying shares must close on the valuation date so that investors do not suffer a loss on their initial investment in the Buffered PLUS is $63.504, which is 80% of the initial share price.
Minimum payment at maturity	None
Maximum payment at maturity:	$1,603.75 per Buffered PLUS (160.375% of the stated principal amount)
Interest:	None
Stated principal amount:	$1,000 per Buffered PLUS
Issue price:	$1,000 per Buffered PLUS
Pricing date:	September 16, 2016
Original issue date:	September 21, 2016 (3 business days after the pricing date)
CUSIP:	61768CAE7
ISIN:	US61768CAE75
Listing:	The Buffered PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	$930.50 per Buffered PLUS. See “Investment Summary” on page 2.
Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to us(2)
Per Buffered PLUS	$1,000	$0	$1,000
Total	$1,000,000	$0	$1,000,000
(1)	MS & Co., the agent, will not receive a sales commission in connection with the Buffered PLUS. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for PLUS.

(2)	See “Use of proceeds and hedging” on page 16.

The Buffered PLUS involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 6.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The Buffered PLUS are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement and prospectus, each of which can be accessed via the hyperlinks below.  Please also see “Additional Information About the Buffered PLUS” at the end of this document.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Product Supplement for PLUS dated February 29, 2016	Prospectus dated February 16, 2016

Morgan Stanley Finance LLC

Buffered PLUS Based on the iShares® U.S. Real Estate ETF due September 21, 2020

Buffered Performance Leveraged Upside SecuritiesSM with Downside Factor

Principal at Risk Securities

Investment Summary

Buffered Performance Leveraged Upside Securities with Downside Factor

Principal at Risk Securities

The Buffered PLUS Based on the iShares® U.S. Real Estate ETF due September 21, 2020 (the “Buffered PLUS”) can be used:

▪	As an alternative to direct exposure to the underlying shares that enhances returns for a certain range of positive performance of the underlying shares

▪	To enhance returns and potentially outperform the underlying shares in a moderately bullish scenario

▪	To achieve similar levels of upside exposure to the underlying shares as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor

▪	To obtain a buffer against a specified level of negative performance in the underlying shares

Maturity:	4 years
Leverage factor:	375%
Downside factor:	1.25
Maximum payment at maturity:	$1,603.75 per Buffered PLUS (160.375% of the stated principal amount)
Buffer amount:	20%
Minimum payment at maturity:	None. You may lose your entire initial investment in the Buffered PLUS.
Coupon:	None

The original issue price of each Buffered PLUS is $1,000.  This price includes costs associated with issuing, selling, structuring and hedging the Buffered PLUS, which are borne by you, and, consequently, the estimated value of the Buffered PLUS on the pricing date is less than $1,000.  We estimate that the value of each Buffered PLUS on the pricing date is $930.50.

What goes into the estimated value on the pricing date?

In valuing the Buffered PLUS on the pricing date, we take into account that the Buffered PLUS comprise both a debt component and a performance-based component linked to the underlying shares.  The estimated value of the Buffered PLUS is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying shares, instruments based on the underlying shares, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the Buffered PLUS?

In determining the economic terms of the Buffered PLUS, including the leverage factor, the maximum payment at maturity, the buffer amount and the downside factor, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us.  If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the Buffered PLUS?

The price at which MS & Co. purchases the Buffered PLUS in the secondary market, absent changes in market conditions, including those related to the underlying shares, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors.  However, because the costs associated with issuing, selling, structuring and hedging the Buffered PLUS are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the Buffered PLUS in the secondary market, absent changes in market conditions, including those related to the underlying shares, and to our secondary market credit spreads, it would do so based on values higher than the estimated value.  We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the Buffered PLUS, and, if it once chooses to make a market, may cease doing so at any time.

September 2016	Page 2

Morgan Stanley Finance LLC

Buffered PLUS Based on the iShares® U.S. Real Estate ETF due September 21, 2020

Buffered Performance Leveraged Upside SecuritiesSM with Downside Factor

Principal at Risk Securities

Key Investment Rationale

The Buffered PLUS offer leveraged upside exposure to the underlying shares, subject to the maximum payment at maturity, while providing limited protection against negative performance of the underlying shares.  Once the underlying shares have decreased in price by more than the specified buffer amount, investors are exposed to the negative performance of the underlying shares on a leveraged basis.  At maturity, if the underlying shares have appreciated, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying shares, subject to the maximum payment at maturity.  At maturity, if the underlying shares have depreciated and (i) if the closing price of the underlying shares has not declined from the initial share price by more than the specified buffer amount, the Buffered PLUS will redeem for par, or (ii) if the closing price of the underlying shares has declined by more than the buffer amount, the investor will lose 1.25% for every 1% decline beyond the specified buffer amount.  There is no minimum payment at maturity on the Buffered PLUS.  Accordingly, you could lose your entire initial investment in the Buffered PLUS.

Leveraged Performance	The Buffered PLUS offer investors an opportunity to capture enhanced returns for a certain range of positive performance relative to a direct investment in the underlying shares.
Upside Scenario	The underlying shares increase in price, and, at maturity, the Buffered PLUS redeem for the stated principal amount of $1,000 plus 375% of the share return, subject to the maximum payment at maturity of $1,603.75 per Buffered PLUS (160.375% of the stated principal amount).
Par Scenario	The underlying shares decline in price by no more than 20%, and, at maturity, the Buffered PLUS redeem for the stated principal amount of $1,000.
Downside Scenario	The underlying shares decline in price by more than 20%, and, at maturity, the Buffered PLUS redeem for less than the stated principal amount by an amount that is proportionate to the percentage decrease beyond the buffer amount of 20% times the downside factor of 1.25. (Example: if the underlying shares decrease in price by 36%, investors would lose 20% of their principal and the Buffered PLUS will redeem for $800.00, or 80% of the stated principal amount.) There is no minimum payment at maturity on the Buffered PLUS, and accordingly you could lose your entire initial investment.

September 2016	Page 3

Morgan Stanley Finance LLC

Buffered PLUS Based on the iShares® U.S. Real Estate ETF due September 21, 2020

Buffered Performance Leveraged Upside SecuritiesSM with Downside Factor

Principal at Risk Securities

How the Buffered PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Buffered PLUS based on the following terms:

Stated principal amount:	$1,000 per Buffered PLUS
Leverage factor:	375%
Downside factor:	1.25
Buffer amount:	20%
Maximum payment at maturity:	$1,603.75 per Buffered PLUS (160.375% of the stated principal amount)
Minimum payment at maturity:	None.

Buffered PLUS Payoff Diagram

How it works

▪	Upside Scenario. If the final share price is greater than the initial share price, investors will receive the $1,000 stated principal amount plus 375% of the appreciation of the underlying shares over the term of the Buffered PLUS, subject to the maximum payment at maturity. An investor will realize the maximum payment at maturity of $1,603.75 per Buffered PLUS (160.375% of the stated principal amount) at a final share price of 116.1% of the initial share price.

▪	Par Scenario. If the final share price is less than or equal to the initial share price but has decreased from the initial share price by an amount less than or equal to the buffer amount of 20%, investors will receive the stated principal amount of $1,000 per Buffered PLUS.

September 2016	Page 4

Morgan Stanley Finance LLC

Buffered PLUS Based on the iShares® U.S. Real Estate ETF due September 21, 2020

Buffered Performance Leveraged Upside SecuritiesSM with Downside Factor

Principal at Risk Securities

▪	Downside Scenario. If the final share price is less than the initial share price and has decreased from the initial share price by an amount greater than the buffer amount of 20%, investors will receive an amount that is less than the stated principal amount by an amount that is proportionate to the percentage decrease beyond the buffer amount of 20% times the downside factor of 1.25.

o	For example, if the underlying shares depreciate 36%, investors would lose 20% of their principal and receive only $800.00 per Buffered PLUS at maturity, or 80% of the stated principal amount.

September 2016	Page 5

Morgan Stanley Finance LLC

Buffered PLUS Based on the iShares® U.S. Real Estate ETF due September 21, 2020

Buffered Performance Leveraged Upside SecuritiesSM with Downside Factor

Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Buffered PLUS.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement for PLUS and prospectus.  You should also consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the Buffered PLUS.

▪	Buffered PLUS do not pay interest or guarantee the return of any of your principal. The terms of the Buffered PLUS differ from those of ordinary debt securities in that the Buffered PLUS do not pay interest and do not guarantee any return of principal at maturity. If the final share price has declined by an amount greater than the buffer amount of 20% from the initial share price, you will receive for each Buffered PLUS that you hold a payment at maturity that is less than the stated principal amount of each Buffered PLUS by an amount proportionate to the decline in the closing price of the underlying shares below 80% of the initial share price times the downside factor of 1.25. As there is no minimum payment at maturity on the Buffered PLUS, you could lose your entire initial investment.

▪	The appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity. The appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity of $1,603.75 per Buffered PLUS, or 160.375% of the stated principal amount. Although the leverage factor provides 375% exposure to any increase in the final share price over the initial share price, because the payment at maturity will be limited to 160.375% of the stated principal amount for the Buffered PLUS, any increase in the final share price over the initial share price by more than 16.1% of the initial share price will not further increase the return on the Buffered PLUS.

▪	The market price of the Buffered PLUS will be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the Buffered PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Buffered PLUS in the secondary market, including the trading price, volatility (frequency and magnitude of changes in value) and dividends of the underlying shares and of the stocks composing the Dow Jones U.S. Real Estate IndexSM (the “share underlying index”), interest and yield rates in the market, time remaining until the Buffered PLUS mature, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying shares or equities markets generally and which may affect the final share price of the underlying shares, the occurrence of certain events affecting the underlying shares that may or may not require an adjustment to the adjustment factor, and any actual or anticipated changes in our credit ratings or credit spreads. The price of the underlying shares may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “iShares® U.S. Real Estate ETF Overview” below. You may receive less, and possibly significantly less, than the stated principal amount per Buffered PLUS if you try to sell your Buffered PLUS prior to maturity.

▪	Investing in the Buffered PLUS exposes investors to risks that are specific to the real estate industry. The Buffered PLUS are subject to certain risks applicable to the real estate industry. The Fund invests in companies that invest in real estate, primarily real estate investment trusts (“REITS”) or real estate holding companies, which exposes the Buffered PLUS to the risks of owning real estate directly as well as to risks that relate specifically to the way in which real estate companies are organized and operated. Real estate is highly sensitive to general and local economic conditions and developments, and is characterized by intense competition and periodic overbuilding. The United States real estate market has recently suffered a period of extraordinary declines, and we can give you no assurance that such declines will not continue or worsen. Specific risks especially relevant to an investment in the real estate industry include interest rate risk, leverage risk, property risk, management risk, liquidity risk, concentration risk, U.S. tax risk and regulatory risk. Any of these risks could adversely impact the value of the Buffered PLUS.

▪	The Buffered PLUS are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the Buffered PLUS. You are dependent on our ability to pay all amounts due on the Buffered PLUS at maturity and therefore you are subject to our credit risk. If we default on our obligations under the Buffered PLUS, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the Buffered PLUS prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or

September 2016	Page 6

Morgan Stanley Finance LLC

Buffered PLUS Based on the iShares® U.S. Real Estate ETF due September 21, 2020

Buffered Performance Leveraged Upside SecuritiesSM with Downside Factor

Principal at Risk Securities

increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the Buffered PLUS.

▪	As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

▪	The amount payable on the Buffered PLUS is not linked to the value of the underlying shares at any time other than the valuation date. The final share price will be based on the closing price on the valuation date, subject to adjustment for non-trading days and certain market disruption events. Even if the value of the underlying shares appreciates prior to the valuation date but then drops by the valuation date, the payment at maturity may be less, and may be significantly less, than it would have been had the payment at maturity been linked to the value of the underlying shares prior to such drop. Although the actual value of the underlying shares on the stated maturity date or at other times during the term of the Buffered PLUS may be higher than the closing price on the valuation date, the payment at maturity will be based solely on the closing price on the valuation date.

▪	Investing in the Buffered PLUS is not equivalent to investing in the underlying shares or the stocks composing the Dow Jones U.S. Real Estate IndexSM. Investing in the Buffered PLUS is not equivalent to investing in the underlying shares, the Dow Jones U.S. Real Estate IndexSM or the stocks that constitute the Dow Jones U.S. Real Estate IndexSM. Investors in the Buffered PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying shares or the stocks that constitute the Dow Jones U.S. Real Estate IndexSM.

▪	Adjustments to the underlying shares or to the Dow Jones U.S. Real Estate IndexSM could adversely affect the value of the Buffered PLUS. As the investment adviser to the iShares® U.S. Real Estate ETF, BlackRock Fund Advisors (the “Investment Adviser”), seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Dow Jones U.S. Real Estate IndexSM. Pursuant to its investment strategy or otherwise, the Investment Adviser may add, delete or substitute the stocks composing the iShares® U.S. Real Estate ETF. Any of these actions could adversely affect the price of the underlying shares and, consequently, the value of the Buffered PLUS. S&P Dow Jones Indices LLC (“S&P Dow Jones Indices”), a subsidiary of The McGraw-Hill Companies, Inc., is responsible for calculating and maintaining the Dow Jones U.S. Real Estate IndexSM. S&P Dow Jones Indices may add, delete or substitute the stocks constituting the Dow Jones U.S. Real Estate IndexSM or make other methodological changes that could change the value of the Dow Jones U.S. Real Estate IndexSM. S&P Dow Jones Indices may discontinue or suspend calculation or publication of the Dow Jones U.S. Real Estate IndexSM at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued Dow Jones U.S. Real Estate IndexSM and is permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates.

▪	The performance and market price of the Fund, particularly during periods of market volatility, may not correlate with the performance of the share underlying index, the performance of the component securities of the share underlying index or the net asset value per share of the Fund. The Fund does not fully replicate the share underlying index and may hold securities that are different than those included in the share underlying index. In addition, the performance of the Fund will reflect additional transaction costs and fees that are not included in the calculation of the share underlying index. All of these factors may lead to a lack of correlation between the performance of the Fund and the share underlying index. In addition, corporate actions (such as mergers and spin-offs) with respect to the equity securities underlying the Fund may impact the variance between the performances of the Fund and the share underlying index. Finally, because the shares of the Fund are traded on an exchange and are subject to market supply and investor demand, the market price of one share of the Fund may differ from the net asset value per share of the Fund.

September 2016	Page 7

Morgan Stanley Finance LLC

Buffered PLUS Based on the iShares® U.S. Real Estate ETF due September 21, 2020

Buffered Performance Leveraged Upside SecuritiesSM with Downside Factor

Principal at Risk Securities

In particular, during periods of market volatility, or unusual trading activity, trading in the securities underlying the Fund may be disrupted or limited, or such securities may be unavailable in the secondary market.  Under these circumstances, the liquidity of the Fund may be adversely affected, market participants may be unable to calculate accurately the net asset value per share of the Fund, and their ability to create and redeem shares of the Fund may be disrupted. Under these circumstances, the market price of shares of the Fund may vary substantially from the net asset value per share of the Fund or the level of the share underlying index.

For all of the foregoing reasons, the performance of the Fund may not correlate with the performance of the share underlying index, the performance of the component securities of the share underlying index or the net asset value per share of the Fund.  Any of these events could materially and adversely affect the price of the shares of the Fund and, therefore, the value of the Buffered PLUS.  Additionally, if market volatility or these events were to occur on the valuation date, the calculation agent would maintain discretion to determine whether such market volatility or events have caused a market disruption event to occur, and such determination would affect the payment at maturity of the Buffered PLUS.  If the calculation agent determines that no market disruption event has taken place, the payment at maturity would be based solely on the published closing price per share of the Fund on the valuation date, even if the Fund’s shares are underperforming the share underlying index or the component securities of the share underlying index and/or trading below the net asset value per share of the Fund.

▪	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Buffered PLUS in the original issue price reduce the economic terms of the Buffered PLUS, cause the estimated value of the Buffered PLUS to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the Buffered PLUS in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the Buffered PLUS in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the Buffered PLUS less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the Buffered PLUS are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the Buffered PLUS in the secondary market, absent changes in market conditions, including those related to the underlying shares, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

▪	The estimated value of the Buffered PLUS is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the Buffered PLUS than those generated by others, including other dealers in the market, if they attempted to value the Buffered PLUS. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your Buffered PLUS in the secondary market (if any exists) at any time. The value of your Buffered PLUS at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the Buffered PLUS will be influenced by many unpredictable factors” above.

▪	The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the shares of the iShares® U.S. Real Estate ETF. MS & Co., as calculation agent, will adjust the amount

September 2016	Page 8

Morgan Stanley Finance LLC

Buffered PLUS Based on the iShares® U.S. Real Estate ETF due September 21, 2020

Buffered Performance Leveraged Upside SecuritiesSM with Downside Factor

Principal at Risk Securities

payable at maturity for certain events affecting the shares of the iShares® U.S. Real Estate ETF.  However, the calculation agent will not make an adjustment for every event that could affect the shares of the iShares® U.S. Real Estate ETF.  If an event occurs that does not require the calculation agent to adjust the adjustment factor, the market price of the Buffered PLUS may be materially and adversely affected.

▪	The Buffered PLUS will not be listed on any securities exchange and secondary trading may be limited. The Buffered PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Buffered PLUS. MS & Co. may, but is not obligated to, make a market in the Buffered PLUS and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the Buffered PLUS, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the Buffered PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Buffered PLUS easily. Since other broker-dealers may not participate significantly in the secondary market for the Buffered PLUS, the price at which you may be able to trade your Buffered PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the Buffered PLUS, it is likely that there would be no secondary market for the Buffered PLUS. Accordingly, you should be willing to hold your Buffered PLUS to maturity.

▪	The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the Buffered PLUS. As calculation agent, MS & Co. has determined the initial share price, will determine the final share price and will calculate the amount of cash you receive at maturity, if any. Moreover, certain determinations made by MS & Co. in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final share price in the event of a market disruption event or discontinuance of the Dow Jones U.S. Real Estate IndexSM. These potentially subjective determinations may adversely affect the payout to you at maturity, if any. For futher information regarding these type of determinations, see “Description of PLUS—Postponement of Valuation Date(s)” and “—Calculation Agent and Calculations” in the accompanying product supplement. In addition, MS & Co. has determined the estimated value of the Buffered PLUS on the pricing date.

▪	Hedging and trading activity by our affiliates could potentially adversely affect the value of the Buffered PLUS. One or more of our affiliates and/or third-party dealers have carried out, and will continue to carry out, hedging activities related to the Buffered PLUS (and to other instruments linked to the underlying shares or the Dow Jones U.S. Real Estate IndexSM), including trading in the underlying shares and in other instruments related to the underlying shares or the Dow Jones U.S. Real Estate IndexSM. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Buffered PLUS, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. Some of our affiliates also trade the underlying shares or the stocks that constitute the Dow Jones U.S. Real Estate IndexSM and other financial instruments related to the Dow Jones U.S. Real Estate IndexSM on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could have increased the initial share price, and, therefore, could have increased the price at or above which the shares of the iShares® U.S. Real Estate ETF must close on the valuation date so that investors do not suffer a loss on their initial investment in the Buffered PLUS. Additionally, such hedging or trading activities during the term of the Buffered PLUS, including on the valuation date, could adversely affect the closing price of the shares of the iShares® U.S. Real Estate ETF on the valuation date, and, accordingly, the amount of cash an investor will receive at maturity, if any.

▪	The U.S. federal income tax consequences of an investment in the Buffered PLUS are uncertain. Please read the discussion under “Additional provisions—Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for PLUS (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the Buffered PLUS. As discussed in the Tax Disclosure Sections, there is a substantial risk that the “constructive ownership” rule could apply, in which case all or a portion of any long-term capital gain recognized by a U.S. Holder could be recharacterized as ordinary income and an interest charge could be imposed. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the Buffered

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Principal at Risk Securities

PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections. For example, under one possible treatment, the IRS could seek to recharacterize the Buffered PLUS as debt instruments. In that event, U.S. Holders would be required to accrue into income original issue discount on the Buffered PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Buffered PLUS as ordinary income.  Additionally, as discussed under “United States Federal Taxation—FATCA Legislation” in the accompanying product supplement for PLUS, the withholding rules commonly referred to as “FATCA” would apply to the Buffered PLUS if they were recharacterized as debt instruments.  The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the Buffered PLUS, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features.  We do not plan to request a ruling from the IRS regarding the tax treatment of the Buffered PLUS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, as discussed in this document.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS, including possible alternative treatments, the potential application of the constructive ownership rule, the issues presented by this notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Buffered Performance Leveraged Upside SecuritiesSM with Downside Factor

Principal at Risk Securities

iShares® U.S. Real Estate ETF Overview

The iShares® U.S. Real Estate ETF is an exchange-traded fund managed by iShares®, a registered investment company.  iShares® consists of numerous separate investment portfolios, including the iShares® U.S. Real Estate ETF.  BlackRock Fund Advisors is the investment adviser to the Fund.  The Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the real estate sector of the U.S. equity market, as represented by the Dow Jones U.S. Real Estate IndexSM.  Shares of the Fund trade on NYSE Arca, Inc. under the ticker symbol “IYR.”  The Fund is registered as part of the iShares® Trust, a registered investment company.  Information provided to or filed with the Commission by iShares® pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-92935 and 811-09729, respectively, through the Commission’s website at www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  Neither the issuer nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the iShares® U.S. Real Estate ETF is accurate or complete.

Information as of market close on September 16, 2016:

Bloomberg Ticker Symbol:	IYR
Current Share Price:	$79.38
52 Weeks Ago:	$71.55
52 Week High (on 8/1/2016):	$85.69
52 Week Low (on 2/11/2016):	$66.28

The following graph sets forth the daily closing price of the underlying shares for the period from January 1, 2011 through September 16, 2016.  The related table sets forth the published high and low closing prices as well as the end-of-quarter closing prices of the underlying shares for each quarter in the same period.  The closing price of the underlying shares on September 16, 2016 was $79.38.  We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification.  The historical prices of the underlying shares should not be taken as an indication of future performance, and no assurance can be given as to the closing price of the underlying shares on the valuation date.

Shares of the iShares® U.S. Real Estate ETF Daily Closing Prices January 1, 2011 to September 16, 2016

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Principal at Risk Securities

iShares® U.S. Real Estate ETF (CUSIP464287739)	High ($)	Low ($)	Period End ($)
2011
First Quarter	60.58	55.61	59.40
Second Quarter	62.80	58.20	60.30
Third Quarter	62.92	49.05	50.57
Fourth Quarter	58.00	48.19	56.81
2012
First Quarter	62.57	56.52	62.30
Second Quarter	64.47	59.25	63.94
Third Quarter	67.80	63.94	64.38
Fourth Quarter	65.39	61.19	64.67
2013
First Quarter	69.48	64.67	69.48
Second Quarter	75.54	63.67	66.43
Third Quarter	69.42	60.97	63.79
Fourth Quarter	68.18	62.01	63.08
2014
First Quarter	69.24	62.98	67.67
Second Quarter	72.90	67.52	71.79
Third Quarter	74.82	68.88	69.20
Fourth Quarter	79.01	69.13	76.84
2015
First Quarter	83.14	76.42	79.32
Second Quarter	80.64	71.30	71.30
Third Quarter	76.58	68.69	70.95
Fourth Quarter	77.03	71.28	75.08
2016
First Quarter	77.86	66.27	77.86
Second Quarter	82.39	75.83	82.39
Third Quarter (through September 16, 2016)	85.69	78.83	79.38

This document relates only to the Buffered PLUS referenced hereby and does not relate to the underlying shares.  We have derived all disclosures contained in this document regarding the iShares® Trust from the publicly available documents described above.  In connection with the offering of the Buffered PLUS, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the iShares® Trust.  Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the iShares® Trust is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described above) that would affect the trading price of the underlying shares (and therefore the price of the underlying shares at the time we priced the Buffered PLUS) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the iShares® Trust could affect the value received at maturity with respect to the Buffered PLUS and therefore the value of the Buffered PLUS.

Neither we nor any of our affiliates makes any representation to you as to the performance of the underlying shares.

We and/or our affiliates may presently or from time to time engage in business with the iShares® Trust.  In the course of such business, we and/or our affiliates may acquire non-public information with respect to the iShares® Trust, and neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, one or more of our affiliates may publish research reports with respect to the underlying shares.  The statements in the preceding two sentences are not intended to affect the rights of investors in the Buffered PLUS under the securities laws.  As a prospective purchaser of the Buffered PLUS, you should undertake an independent investigation of the iShares® Trust as in your judgment is appropriate to make an informed decision with respect to an investment linked to the underlying shares.

iShares® is a registered trademark of BlackRock Institutional Trust Company, N.A. (“BTC”). The Buffered PLUS are not sponsored, endorsed, sold, or promoted by BTC.  BTC makes no representations or warranties to the owners of

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Buffered Performance Leveraged Upside SecuritiesSM with Downside Factor

Principal at Risk Securities

the Buffered PLUS or any member of the public regarding the advisability of investing in the Buffered PLUS.  BTC has no obligation or liability in connection with the operation, marketing, trading or sale of the Buffered PLUS.

The Dow Jones U.S. Real Estate IndexSM.  The Dow Jones U.S. Real Estate IndexSM attempts to measure the performance of the real estate sector of the United States equity market and primarily includes companies in the REITS industry, as well as companies in the real estate holding and development industry.  REITS are passive investment vehicles that invest primarily in income-producing real estate or real estate related loans and interests.  The Dow Jones U.S. Real Estate IndexSM is sponsored by S&P Dow Jones Indices, an organization independent of the iShares® U.S. Real Estate ETF and BlackRock Fund Advisors.  S&P Dow Jones Indices determines the relative weightings of the securities in the Dow Jones U.S. Real Estate IndexSM and publishes information regarding the market value of the Dow Jones U.S. Real Estate IndexSM.

In July 2012, The McGraw-Hill Companies, Inc. (“McGraw-Hill”), the owner of the S&P Indices business, and CME Group Inc. (“CME Group”), the 90% owner of the CME Group and Dow Jones & Company, Inc. joint venture that owns the Dow Jones Indexes business, formed a new joint venture, S&P Dow Jones Indices, which owns the S&P Indices business and the Dow Jones Indexes business, including the Dow Jones U.S. Real Estate IndexSM.

The Dow Jones U.S. Real Estate IndexSM is one of the 19 supersector indices that make up the Dow Jones U.S. IndexSM (formerly known as the Dow Jones U.S. Total Market IndexSM). The Dow Jones U.S. IndexSM is part of the Dow Jones Global IndexSM. It is a market capitalization-weighted index in which only the shares of each company that are readily available to investors — the “float” — are counted.

Methodology of the Dow Jones U.S. Real Estate IndexSM.  Index component candidates must be common shares or other securities that have the characteristics of common equities. All classes of common shares, both fully and partially paid, are eligible. Fixed-dividend shares and securities such as convertible notes, warrants, rights, mutual funds, unit investment trusts, closed-end fund shares, and shares in limited partnerships are not eligible. Temporary issues arising from corporate actions, such as “when-issued” shares, are considered on a case-by-case basis when necessary to maintain continuity in a company's index membership. REITS also are eligible. Multiple classes of shares are included if each issue, on its own merit, meets the other eligibility criteria. Securities that have had more than ten nontrading days during the past quarter are excluded. Stocks in the top 95% of the index universe by free-float market capitalization are selected as components of the Dow Jones U.S. IndexSM, skipping stocks that fall within the bottom 1% of the universe by free-float market capitalization and within the bottom .01% of the universe by turnover.  To be included in the Dow Jones U.S. Real Estate IndexSM, the issuer of the component securities must be classified in the Real Estate Sector of industry classifications as maintained by the Industry Classification Benchmark (“ICB”).

The Dow Jones U.S. Real Estate IndexSM is reviewed by S&P Dow Jones Indices on a quarterly basis. Shares outstanding totals for component stocks are updated during the quarterly review. However, if the number of outstanding shares for an index component changes by more than 10% due to a corporate action, the shares total will be adjusted immediately after the close of trading on the date of the event. Whenever possible, S&P Dow Jones Indices will announce the change at least two business days prior to its implementation. Changes in shares outstanding due to stock dividends, splits and other corporate actions also are adjusted immediately after the close of trading on the day they become effective. Quarterly reviews are implemented during March, June, September and December. Both component changes and share changes become effective at the opening on the first Monday after the third Friday of the review month. Changes to the Dow Jones U.S. Real Estate IndexSM are implemented after the official closing values have been established. All adjustments are made before the start of the next trading day. Constituent changes that result from the periodic review will be announced at least two business days prior to the implementation date.

In addition to the scheduled quarterly review, the Dow Jones U.S. Real Estate IndexSM is reviewed on an ongoing basis. Changes in index composition and related weight adjustments are necessary whenever there are extraordinary events such as delistings, bankruptcies, mergers or takeovers involving index components. In these cases, each event will be taken into account as soon as it is effective. Whenever possible, the changes in the index components will be announced at least two business days prior to their implementation date. In the event that a component no longer meets the eligibility requirements, it will be removed from the index.

Background on the ICB.  ICB, a joint classification system launched by FTSE Group and S&P Dow Jones Indices offers broad, global coverage of companies and securities and classifies them based on revenue, not earnings. ICB classifies the component stocks into groups of 10 industries, 19 supersectors, 41 sectors and 114 subsectors. The Real Estate Sector is composed of two subsectors. The Real Estate Investment and Services subsector consists of companies that invest directly or

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Buffered Performance Leveraged Upside SecuritiesSM with Downside Factor

Principal at Risk Securities

indirectly in real estate through development, management or ownership, including property agencies, and that provide services to real estate companies. This subsector excludes REITS and similar entities. The Real Estate Investment Trusts subsector consists of real estate investment trusts or corporations and listed property trusts.

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Buffered Performance Leveraged Upside SecuritiesSM with Downside Factor

Principal at Risk Securities

Additional Information About the Buffered PLUS

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional provisions:
Share underlying index:	Dow Jones U.S. Real Estate IndexSM
Postponement of maturity date:	If the scheduled valuation date is not a trading day or if a market disruption event occurs on that day so that the valuation date as postponed falls less than two business days prior to the scheduled maturity date, the maturity date of the Buffered PLUS will be postponed to the second business day following that valuation date as postponed.
Denominations:	$1,000 per Buffered PLUS and integral multiples thereof
Minimum ticketing size:	$1,000 / 1 Buffered PLUS
Tax considerations:	Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, a Buffered PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.
Assuming this treatment of the Buffered PLUS is respected and subject to the discussion in “United States Federal Taxation” in the accompanying product supplement for PLUS, the following U.S. federal income tax consequences should result based on current law:
▪	A U.S. Holder should not be required to recognize taxable income over the term of the Buffered PLUS prior to settlement, other than pursuant to a sale or exchange.
▪	Upon sale, exchange or settlement of the Buffered PLUS, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Buffered PLUS. Subject to the discussion below concerning the potential application of the “constructive ownership” rule, such gain or loss should be long-term capital gain or loss if the investor has held the Buffered PLUS for more than one year, and short-term capital gain or loss otherwise.

Because the Buffered PLUS are linked to shares of an exchange-traded fund, although the matter is not clear, there is a substantial risk that an investment in the Buffered PLUS will be treated as a “constructive ownership transaction” under Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”).  If this treatment applies, all or a portion of any long-term capital gain of the U.S. Holder in respect of the Buffered PLUS could be recharacterized as ordinary income (in which case an interest charge will be imposed).  Due to the lack of governing authority, our counsel is unable to opine as to whether or how Section 1260 of the Code applies to the Buffered PLUS.  U.S. investors should read the section entitled “United States Federal Taxation—Tax Consequences to U.S. Holders—Possible Application of Section 1260 of the Code” in the accompanying product supplement for PLUS for additional information and consult their tax advisers regarding the potential application of the “constructive ownership” rule.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, as discussed above.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the Buffered PLUS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for PLUS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Buffered PLUS, including possible alternative treatments, the potential application of the constructive ownership rule, the issues presented by the aforementioned notice and any tax consequences arising under the laws

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Principal at Risk Securities

of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement for PLUS, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the Buffered PLUS.

Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.
Use of proceeds and hedging:

The proceeds from the sale of the Buffered PLUS will be used by us for general corporate purposes.  We will receive, in aggregate, $1,000 per Buffered PLUS issued.  The costs of the Buffered PLUS borne by you and described beginning on page 2 above comprise the cost of issuing, structuring and hedging the Buffered PLUS.

On or prior to the pricing date, we hedged our anticipated exposure in connection with the Buffered PLUS, by entering into hedging transactions with our affiliates and/or third party dealers.  We expect our hedging counterparties to have taken positions in underlying shares, futures and options contracts on the underlying shares, and any component stocks of the share underlying index listed on major securities markets.  Such purchase activity could have increased the price of the underlying shares on the pricing date, and, therefore, could have increased the price at or above which the underlying shares must close on the valuation date so that investors do not suffer a loss on their initial investment in the Buffered PLUS.  In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the Buffered PLUS, including on the valuation date, by purchasing and selling the underlying shares, futures or options contracts on the underlying shares or component stocks of the share underlying index listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities.  As a result, these entities may be unwinding or adjusting hedge positions during the term of the Buffered PLUS, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches.  We cannot give any assurance that our hedging activities will not affect the value of the underlying shares, and, therefore, adversely affect the value of the Buffered PLUS or the payment you will receive at maturity, if any.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement for PLUS.

Benefit plan investor considerations:

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Buffered PLUS.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Section 4975 of the Code generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Buffered PLUS are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Buffered PLUS are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Buffered PLUS.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of

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Principal at Risk Securities

securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Buffered PLUS.

Because we may be considered a party in interest with respect to many Plans, the Buffered PLUS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Buffered PLUS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Buffered PLUS that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Buffered PLUS on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Buffered PLUS on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The Buffered PLUS are contractual financial instruments.  The financial exposure provided by the Buffered PLUS is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the Buffered PLUS.  The Buffered PLUS have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the Buffered PLUS.

Each purchaser or holder of any Buffered PLUS acknowledges and agrees that:

(i)	the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the Buffered PLUS, (B) the purchaser or holder’s investment in the Buffered PLUS, or (C) the exercise of or failure to exercise any rights we have under or with respect to the Buffered PLUS;
(ii)	we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the Buffered PLUS and (B) all hedging transactions in connection with our obligations under the Buffered PLUS;
(iii)	any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;
(iv)	our interests are adverse to the interests of the purchaser or holder; and
(v)	neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the Buffered PLUS has exclusive responsibility for ensuring that its purchase, holding and disposition of the Buffered PLUS do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any Buffered PLUS to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

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Morgan Stanley Finance LLC

Buffered PLUS Based on the iShares® U.S. Real Estate ETF due September 21, 2020

Buffered Performance Leveraged Upside SecuritiesSM with Downside Factor

Principal at Risk Securities

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Buffered PLUS if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the Buffered PLUS by the account, plan or annuity.
Additional considerations:	Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the Buffered PLUS, either directly or indirectly.
Supplemental information regarding plan of distribution; conflicts of interest:

MS & Co. will not receive a sales commission in connection with the Buffered PLUS.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the Buffered PLUS.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement for PLUS.

Contact:	Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.
Validity of the Buffered PLUS:	In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the Buffered PLUS offered by this pricing supplement have been executed and issued by MSFL, authenticated by the trustee pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus) and delivered against payment as contemplated herein, such Buffered PLUS will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the Buffered PLUS and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated February 16, 2016, which is Exhibit 5-a to Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 filed by Morgan Stanley on February 16, 2016.
Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement for PLUS) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates.  You should read the prospectus in that registration statement, the product supplement for PLUS and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov.  Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participation in the offering will arrange to send you the product supplement for PLUS and prospectus if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov.as follows:

Product Supplement for PLUS dated February 29, 2016

Prospectus dated February 16, 2016

Terms used but not defined in this document are defined in the product supplement for PLUS or

September 2016	Page 18

Morgan Stanley Finance LLC

Buffered PLUS Based on the iShares® U.S. Real Estate ETF due September 21, 2020

Buffered Performance Leveraged Upside SecuritiesSM with Downside Factor

Principal at Risk Securities

in the prospectus. “Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are our service marks.

September 2016	Page 19